UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A
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Central Vermont Public Service Corporation
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The following is an e-mail distributed to employees of Central Vermont Public Service Corporation (“CVPS”) on July 12, 2011.

Fellow employees:

I am writing to alert you that the CVPS Board has agreed to sell the company to Gaz Metro Limited Partnership, Green Mountain Power’s parent company.  As you know, the CVPS Board of Directors had already determined that the proposal from Gaz Metro to acquire CVPS was reasonably likely to result in an offer superior to our previously announced agreement with Fortis Inc.  Last evening, the board determined that the Gaz Metro offer was, in fact, superior and offered better terms for shareholders, in addition to significant customer benefits. Fortis was informed of that decision, and Fortis has informed CVPS that it will not avail itself of its right to match or beat the Gaz Metro offer.  Accordingly, the CVPS Board terminated the agreement with Fortis and entered into a new agreement with Gaz Metro.

Subsequent to the initial offer from Gaz Metro, our discussions with them have resulted in additional benefits for CVPS, our shareholders, our customers, our hometown of Rutland, the state and our employees.  GMP has agreed to make Rutland the Headquarters for Operations and Energy Innovation for the merged company.  The combined company will commit that no layoffs or mandatory relocations will occur.  The number of senior executive positions will be reduced, but no other layoffs will occur other than reductions previously announced related to CVPS Smart Power(R); natural attrition will be used to manage the size of the merged company over time.

As a result of our negotiations, the combined company will also make substantial investments designed to help stem the loss of manufacturing jobs in the region and continue the revitalization of downtown Rutland.  All in all, this is a great result for CVPS, our customers and our communities.

Many of you were able to join Mary Powell and me in person or on the telephone this morning so we could tell you the news personally, but I know some of you were not able to participate in that meeting.  To help provide you with as much information as possible, I’ve attached the news release we issued jointly with Gaz Metro and GMP, and a Q&A with questions employees have asked in the past few days, and others that we thought many of you might have now.

As I’ve said, I truly believe we have a great company with solid, meaningful values and hard-working, dedicated employees.  We will continue to communicate with you as the process unfolds to keep you informed.  In the meantime, I encourage all of you to continue living our values and serving our customers safely, and with the standard of excellent service for which we are known.

Sincerely,

Larry Reilly
President and CEO

Employee Q&A
Why did the board switch from Fortis to Gaz Metro?
The board determined, after extensive consultation with outside advisors, that the Gaz Metro offer was likely to result in a “Superior Proposal” as defined in our agreement with Fortis, and we notified both parties.  Gaz Metro offered better terms for shareholders, and significant customer benefits.  We began negotiations with Gaz Metro and GMP after their initial offer, which we were able to improve to add new benefits for Rutland and Vermont, including a commitment to make Rutland the operational headquarters of the new company.  Ultimately the CVPS Board found the Gaz Metro offer was, indeed, superior to the Fortis offer, and Fortis declined to improve its offer, as it was entitled to do.

Who must approve the sale?
The sale has been approved by the CVPS Board, and now must be approved by shareholders of CVPS. Various federal and state regulatory approvals are also required, but the primary ones are the Vermont Public Service Board and the Federal Energy Regulatory Commission and regulators in other states where utility property is located, such as Connecticut, Maine, New Hampshire and New York.

So what happens next?
In the next few weeks, we will complete a detailed proxy statement to be mailed to CVPS shareholders, which will outline all the steps that led to our agreement with Gaz Metro.  It will provide them all the information they need to decide how to vote on the sale sometime late this summer.  We will also work with Gaz Metro and GMP on a filing for the Vermont Public Service Board, as well as filings related to the other approvals that are necessary.  We expect to close the deal within six to 12 months.  Larry Reilly and Mary Powell will immediately begin to work on a transition plan.  See below for more information.

Does CVPS have to pay a breakup fee to Fortis?
Yes.  We are required to pay Fortis a total of approximately $19.5 million, including up to $2 million in expenses, but in negotiations with Gaz Metro they agreed to reimburse those costs immediately after CVPS shareholders approve the transaction.

Will the arrangement with Gaz Metro be a merger or an acquisition?
CVPS will be sold to Gaz Metro.  However, ultimately we will merge CVPS and GMP into one company over time.

Will CVPS’s name change?
Yes.  Once GMP and CVPS are merged, the new company will have a new name, but the new name has not yet been decided.

In the past, the CVPS Board said it wanted CVPS to remain an independent Vermont-based company, and the Fortis deal would have allowed a great deal of independence for the company.  Why move toward a sale to Gaz Metro?
The board has a responsibility to consider the best interests of shareholders, and ultimately decided that shareholders would be best served by a sale to Gaz Metro.  While independence certainly is appealing to the board, the sale to Gaz Metro will provide more economic benefits than the Fortis offer, deliver customers $144 million in savings over 10 years, benefit the state as a whole, support our hometown of Rutland, and help ensure excellent service to our customers.

Was Larry Reilly hired to orchestrate the sale of the company?
No.  Larry was hired to serve as president and CEO of CVPS, though the possibility of a sale was known to him at the time of his hiring.  As we have noted before, the sale process began in the fall of 2010, when CVPS was first approached with an unsolicited offer.  That prompted a long, detailed examination of the company’s options.  Bob Young had already declared his intent to retire when that first offer was made.  A sale was not a foregone conclusion when Larry joined the company, but he came to CVPS knowing the board might later decide to sell.

Fortis said it would not cut any jobs, even by attrition, while Gaz Metro has said some senior executive jobs would be cut and natural attrition would reduce employment over time.  Did the board take that into consideration?
Yes.  First, while it is understandable that employees might be nervous during a time like this, the combined company has committed to keeping all CVPS employees except a handful of senior executives (officers) on after the merger and to commit to no other layoffs.  Second, it is important to note that the board has a legal responsibility to do what is best for shareholders, taking into account everything from price to the likelihood of regulatory approval and final consummation of the agreement.

That is an important responsibility of the board and one they took very seriously. But the board, throughout the process of examining potential sale possibilities, also worked hard to protect employees, and ensure a good outcome for customers and the communities we serve.  The board, while fulfilling its fiduciary responsibility to shareholders, demonstrated concern for employees, and the communities that host us, including the City of Rutland, and other stakeholders throughout the process.

Gaz Metro and GMP have said there would be no layoffs but “certain upper management positions” would be cut.  Will anyone other than the top officers of CVPS, for example directors or managers who report to officers directly, lose their jobs?
No, except through natural attrition, namely not filling certain positions after an employee retires or leaves a position. The combined company has committed to a plan to ensure any net job losses are proportional between CVPS and GMP.

Is there a written commitment that there will be no other layoffs beyond the officers?
Yes.

What if I’m offered a position in a new location that would require me to move or commute long distances?  Could I be laid off if I refuse to accept the new position?
No.   There will not be any mandatory relocations of CVPS employees.

Under the Fortis deal, local management would have remained and little would change at CVPS.  Under the Gaz Metro deal, will all CVPS officers leave the company?
Larry Reilly and Mary Powell from GMP will co-chair a transition team.  Beyond that, the transition team will look at the operations and business processes of each company in detail and identify best practices and a plan to combine the companies to efficiently provide the best service possible to the combined 250,000 customers.  Through this process, a combined organizational structure will be developed, which will be staffed by a strong team of executives (officers) and professional staff, regardless of which legacy company they came from.  This will be a substantial effort that will begin soon, but will take months to complete.

How many jobs will be lost through attrition?
It is unclear, because it will depend on actual attrition, but it is important to note that not all those jobs will be CVPS positions.  CVPS and GMP will be combined into one entity, and attrition from both companies will be used to manage the size of the new entity over time.  The new company also committed to a plan that customer savings from natural turnover and retirements are proportional between CVPS and GMP.  In other words, CVPS will not face disproportional losses and relocations will not be used to reduce local jobs.

In what time span is that reduction expected to occur?
It will take many years.  Importantly, nothing will change prior to closing the transaction, which is expected to take six to 12 months, and little would likely change immediately after closing.  As noted above, over time, a team of experts from the two merged companies will work together to determine how to transition into one working unit.

How will our vision to be the best small utility in America be affected by the merger?
Green Mountain Power has a very similar vision, “To be the most effective electric utility in the United States with a long-term focus on distribution and distribution services; To deliver superior service to our customers; To be a premier employer that leverages technology and invests in highly trained people.”  During the transition, we expect to work together to develop a vision that all employees can embrace on behalf of our collective customers.

It seems that CVPS and GMP have been at odds at times over the years, even as we’ve cooperated on a lot of important projects.  Will that be a problem as we merge?
First, it’s important to note that the two companies have a lengthy record of collaborative effort on behalf of Vermont, which far outweighs any kind of friendly competition between us.  From major power supply arrangements to storm recovery efforts, CVPS and GMP have been very strong allies on many critical issues.  In a small state, with so many utilities, it’s natural that there might be a competitive spirit and different viewpoints, but we expect that spirit will be a strength as we combine the companies together.

Does GMP have SERVE standards like CVPS?  What is GMP’s service record?
Like all Vermont utilities, GMP has service quality standards that it tracks and reports to the Public Service Board each year.  GMP has a solid record and customer focus.  They have met virtually all of their standards over the years.

What impact would a sale to Gaz Metro have on our pension, years of service, pay scales and other benefits?
Our benefits programs and pay scales are very similar to GMP’s.  But the merger agreement includes a clause that says that, for two years after the closing, Gaz Metro will maintain CV’s benefits (other than its equity plans) at the benefit levels now in effect.

If at some point changes to the pension or benefits were made, that would likely occur after negotiations with the union.  Any changes, by law, can only affect pension benefits going forward. Any pension benefits earned to date by an employee cannot be decreased, including the right to a lump sum or the effect of the rule of 85 with respect to those benefits earned to date. So, for example, if a pension change were made regarding the availability of a lump sum, after an employee has worked here for 25 years, and the employee expects to work another five years, the first 25 years of accrual would still be payable as a lump sum.

Will Gaz Metro respect the existing contract with the IBEW?
Yes. The existing CVPS contract will remain in effect until it ends in 2013, and Gaz Metro has agreed in writing to honor the contract.  GMP’s current contract ends at the end of 2012.

What will a sale to Gaz Metro mean for CVPS’s headquarters in Rutland?
Rutland will be the  Headquarters for Operations and Energy Innovation.

Gaz Metro has said it expects to save customers $144 million over 10 years. How was that number calculated?
Green Mountain Power’s calculations include a variety of savings, which include things like leaving some positions open when employees retire, consolidating the officer team, savings associated with no longer being a publicly traded company (stock exchange and transfer agent fees, SEC fees, investor meetings, etc.) consolidating a few service centers where our service territories closely align, integrating IT systems, and reducing the regulatory costs of having two companies.

Will Gaz Metro continue to support the historic levels of community leadership and support that CVPS has provided, for example with the Zetterstrom Award, blood and food drives, corporate giving and Shareheat?
Yes.  Gaz Metro’s contract with CVPS specifically states that Gaz Metro will maintain the company’s current level of community involvement and support.

Important Additional Information
This communication does not constitute a solicitation of any vote or approval. This communication is being made in respect of the proposed merger transaction involving CVPS.

The proposed merger will be submitted to the shareholders of CVPS for their consideration. In connection therewith, CVPS will file a preliminary proxy statement and a definitive proxy statement with the Securities and Exchange Commission (the “SEC”). CVPS also plans to file other documents with the SEC regarding the proposed transaction. CVPS URGES INVESTORS AND SECURITY HOLDERS OF CVPS TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The definitive proxy statement will be mailed or delivered to CVPS’s shareholders. In addition, shareholders will be able to obtain the proxy statement and other relevant documents filed by CVPS with the SEC free of charge at the SEC’s website at www.sec.gov, or at CVPS’s website at www.cvps.com by clicking on the link “SEC Filings.”

Participants in the Solicitation
CVPS and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of CVPS in connection with the proposed transaction.

Information about CVPS and its directors and executive officers, and their ownership of CVPS’s securities, is set forth in the proxy statement for the annual meeting of shareholders of CVPS held on May 3, 2011, which was filed with the SEC on March 24, 2011. The proxy statement can be obtained free of charge from the sources indicated above. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement relating to the proposed merger and other relevant materials to be filed with the SEC when they become available.

Forward-Looking Statements
Statements contained in this press release that are not historical fact are forward-looking statements intended to qualify for the safe-harbors from liability established by the Private Securities Litigation Reform Act of 1995. Statements made that are not historical facts are forward-looking and, accordingly, involve estimates, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. Some of the factors that could cause actual results to differ materially from estimates or projections contained in such forward-looking statements include: the occurrence of any event, effect or change that could give rise to a termination of the definitive agreement entered into with Gaz Metro; the outcome of any legal proceedings that may be instituted against the Company and others following announcement of the agreement; the inability to complete the transaction due to the failure to obtain stockholder approval or the failure to satisfy other conditions to the completion of the transaction, including the receipt of certain regulatory approvals; risks that the proposed transaction disrupts current plans and operations and creates potential difficulties in employee retention; and the amount of the costs, fees, expenses and charges related to the transaction. These and other risk factors are detailed in CVPS's SEC filings. CVPS cannot predict the outcome of any of these matters; accordingly, there can be no assurance that such indicated results will be realized. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this press release. CVPS does not undertake any obligation to publicly release any revision to these forward-looking statements to reflect events or circumstances after the date of this press release.

The following is an e-mail distributed to legislators, large customers, public officials, and other key contacts on
July 12, 2011.

Dear Friend,

I’m writing to pass along some exciting news: Last night, after careful consideration, our Board of Directors voted to sell the company to Gaz Metro, an agreement that paves the way for a merger of CVPS with Green Mountain Power to create one stronger company.

The new agreement provides significant benefits for customers, community, employees and shareholders, including $144 million in customer savings over 10 years, a Vermont ownership interest in VELCO, and the establishment of the Headquarters for Operations and Energy Innovation in Rutland.

The Headquarters for Operations and Energy Innovation will be the combined company’s command post for utility operations.  On the energy innovation side, the headquarters will include staff focused on creative generation solutions, such as distributed generation and renewable energy projects.  The nature of the work will mean enhancing appropriate staff at the Rutland headquarters.

In addition, both CVPS and GMP will contribute $100,000 to establish two local funds to help Rutland revitalize its downtown and to advance green sector jobs and technologies.

The attached news release includes details on the sale.  If you have any questions, please feel free to contact me at any time.

Brian Keefe
VP, Government and Public Affairs
Important Additional Information